Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Initiates Third Phase II Clinical Trial of Squalamine

in Macular Degeneration

Clinical Trial of Squalamine in Combination With Visudyne®

Plymouth Meeting, PA — September 28, 2004 — Genaera Corporation (NASDAQ: GENR) today announced the opening of enrollment and expansion of the third U.S. Phase II clinical trial of its first-in-class small molecule anti-angiogenic drug candidate, squalamine, for the treatment of the “wet” age-related macular degeneration (AMD).

The MSI-1256F-208 study will evaluate three different doses (10, 20 or 40 mg) of squalamine in combination with an initial Visudyne® treatment in 45 patients with wet AMD. Specifically, this study will evaluate the safety and effects of systemically administered squalamine pretreatment on the actions of Visudyne® and the effect of administering squalamine after Visudyne®. Based on its mechanism of action, squalamine has the potential to inhibit detrimental effects of the VEGF ‘burst’ that commonly occurs after Visudyne® treatment. The multi-center, randomized, controlled, masked study includes monthly squalamine maintenance therapy and twelve months subsequent follow-up for each patient.

As announced in April 2004, this exploratory Phase II trial, MSI-1256F-208, was originally designed to as a 30 patient trial to evaluate two different doses of squalamine (20 or 40mg) in combination with an initial Visudyne® treatment compared to a Visudyne control group. However, based on early results from an ongoing 18 patient Phase II pharmacokinetic and safety trial, MSI-1256F-207, evaluating doses of 10, 20 and 40 mg over four months, Genaera has amended the MSI-1256F-208 protocol to add a 10 mg squalamine dose.

“Further study of a 10 mg dose of squalamine is certainly warranted scientifically based on our preliminary results from the MSI-1256F-207 study. Thus, expanding the 208 trial to include a 10 mg dose is prudent at this time,” commented retinal specialist and study advisor Charles A. Garcia, MD, Bernice Weingarten Distinguished Professor of Ophthalmology and Visual Science, University of Texas Health Science Center at Houston.

“We are pleased to advance our clinical development plan for squalamine in AMD. With the start of this trial, all three of our planned Phase II trials are now underway,” commented Roy C. Levitt, MD, President and Chief Executive Officer. “While we have delayed the start of the 208 study, we believe the additional data on the safety and efficacy of a 10 mg dose of squalamine with Visudyne, the only approved therapy for wet AMD, will be beneficial. Results from the 207 study should be available later this year as enrollment completes and data from all treatment groups mature.”

Squalamine Mechanism of Action

Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Angiogenesis resulting from AMD is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the “dry” form and the more severe “wet” form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the. . wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other forward looking words or phrases.. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that clinical trials for Genaera’s product candidates, including squalamine, IL9 Antibody, or LOMUCIN, may not be successful; the risk that results obtained in early trials may not be sustained in larger or longer trials; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on collaborators, in development and commercialization ofits product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.